For further information, contact: Paul A. Bragg - Chairman and Chief Executive Officer

(281) 404-4700

VANTAGE DRILLING ANNOUNCES THE COMMENCEMENT OF OPERATIONS FOR THE PLATINUM EXPLORER

HOUSTON, TX - 12/29/2010 - Vantage Drilling Company ("Vantage" or, the "Company") (AMEX: VTG-U) (AMEX: VTG) (AMEX: VTG-WS) is pleased to announce that the ultra-deepwater drillship, Platinum Explorer, commenced operations for Oil & Natural Gas Corporation Limited (ONGC) in India today. The Platinum Explorer is contracted for five years with corresponding estimated revenues of approximately $1.1 billion.

Paul Bragg, Chairman and Chief Executive Officer, commented, "I congratulate our team and partners for outstanding performance, exceeding expectations, getting the Platinum Explorer on contract timely. We greatly appreciate the support of ONGC in preparation for and acceptance of Platinum Explorer. This is the culmination of nearly three years of coordinated efforts between our operations, engineering and project teams, along with the shipyard---DSME, our venders and ONGC. We look forward to the next five years of safe operations and drilling excellence."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.